CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Investment Funds:

We consent to the use of our reports dated September 8, 2006 and September 11, 2006, incorporated in the Registration Statements by reference, to Putnam Research Fund and Putnam Growth Opportunities Fund, respectively, each a series of Putnam Investment Funds, and to the references to our firm under the captions “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 22, 2006